Exhibit 99.1

Ur-Energy Releases 2013 Year End Results

Littleton, Colorado (PR Newswire – March 3, 2014) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) announces it has filed the Company’s Annual Report, Consolidated Financial Statements, and Management’s Discussion & Analysis on Form 10-K, all for the year ended December 31, 2013, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the audited consolidated financial statements, free of charge, upon request to the Company.

Commenting on the evolution of Ur-Energy in 2013, the Company’s President and CEO Wayne Heili stated: “We are emerging from a significant and transformative year for the Company. The start of production at our state-of-the-art Lost Creek Project places us as the world’s newest uranium producer. Our strong production results in the fourth quarter demonstrate the quality of the project we have developed and the ability of our staff to continuously deliver positive outcomes for the Company. Additionally, the successful completion of the Pathfinder Mines acquisition will provide growth opportunities for Ur-Energy beginning with the establishment of Shirley Basin as our next project to advance. Capping a year filled with highlights and accomplishments, Ur-Energy realized its first corporate revenues from the sale of finished product in late December.”

As expected, 2013 was a capital intensive year for the Company. Construction of an innovative in-situ uranium recovery facility at the Lost Creek Project was completed during the year. We also conducted development drilling and completed related construction in the first Mine Unit during the year. Various aspects of process automation and equipment integration at the facility continued throughout the commissioning phase and into 2014.  We incurred $55.5 million in construction, equipment purchases and wellfield development costs through December 31, 2013.

Uranium production was initiated in August and the daily recovery rate surpassed 2,200 pounds of U3O8 at a flow rate of 1,800 gallons per minute in September. Production head grades exceeded technical projections reaching levels of 200 mg/l U3O8 in October. Flow rates were intentionally reduced to effectively manage production rates while the new plant and water management systems were being commissioned. By year-end, all plant production circuits were operating and the daily recovery rate was 2,700 pounds of U3O8 at a flow rate of 830 gallons per minute with a grade of 270 mg/l U3O8.

During 2013, 190,365 pounds of U3O8 were captured within the Lost Creek plant. Of those, 131,216 pounds were packaged in drums and 94,827 pounds of the drummed inventory were shipped to the conversion facility. We sold 90,000 pounds to our customers under long term sales agreements in the latter part of December 2013. While we incurred a full-quarter of production costs in 2013 Q4, we did not have a full quarter of product sales due to the early stage of the project. The reported cash cost per pound sold ($21.98) included a full quarter of production costs (approximately $2.0 million) over sales of 90,000 pounds of U3O8. Consequently, the average cost per pound sold is somewhat elevated as compared to what we would expect to see going forward. Inventory, production and sales figures for the Lost Creek Project are as follows:

Uranium Sales and Production

Highlights	Unit	2013	2012 [1]	Change

Pounds captured within the plant	Lb	190,365	n/a	n/a

Pounds packaged in drums	Lb	131,216	n/a	n/a

Pounds shipped to conversion facility	Lb	94,827	n/a	n/a

Pounds sold	Lb	90,000	n/a	n/a
Average long-term contract price	$/lb	$62.92	n/a	n/a
Average price	$/lb	$62.92	n/a	n/a
Average realized price [2]	$/lb	$55.34	n/a	n/a
Net sales [2]	$000	$4,981	n/a	n/a

Cash cost per pound sold	$/lb	$21.98	n/a	n/a
Non-cash cost per pound sold	$/lb	$12.41	n/a	n/a
Total cost per pound sold	$/lb	$34.40	n/a	n/a
Cost of sales [3]	$000	$3,096	n/a	n/a

Notes:

[1]	Lost Creek commenced production in 2013. There was no production in 2012
[2]	Net sales revenues and the average realized price are net of county ad valorem and state severance taxes and do not include $2,635,000 recognized from the gain on assignment of deliveries under long-term contracts because the additional revenue would distort the average realized price per pound.
[3]	Cost of sales include all production costs adjusted for changes in inventory values.

Ad valorem and severance taxes are calculated on the average price per pound of uranium that we sell but are also a function of the pounds extracted (captured) rather than the quantity of sales. Therefore, the amount of the tax will fluctuate depending on the price of uranium we receive and the rate of extraction. Because of this relationship to the price of uranium, the taxes are deducted from sales revenues when determining the average realized price per pound sold. The 2013 average realized price per pound sold, after deducting the value-based ad valorem and severance taxes, was $55.34.

Cash cost per pound and non-cash cost per pound for produced and sold uranium presented in the table above are non-U.S. GAAP measures. These measures do not have a standardized meaning or a consistent basis of calculation under U.S. GAAP. The measures are used to assess business performance and may be used by certain investors to evaluate performance.

To facilitate a better understanding of these measures, the tables below present a reconciliation of the measures to the financial results as presented in our financial statements.

Average Price Realized Per Pound Reconciliation	Unit	2013	2012

Sales [1]	$000	$5,663	n/a
Ad valorem and severance taxes	$000	$(682)	n/a
Net sales (a)	$000	$4,981	n/a

Pounds sold (b)	lb	90,000	n/a

Average price realized per pound (a ÷ b)	$/lb	$55.34	n/a

Notes:

1	Does not include $2,635,000 recognized from the gain on assignment of deliveries under long-term contracts because the additional revenue would distort the average realized price per pound.

Cost Per Pound Sold Reconciliation	Unit	2013	2012

Wellfield costs	$000	$2,509	n/a
Plant costs	$000	$2,352	n/a
Distribution costs	$000	$33	n/a
Inventory change	$000	($2,053)	n/a
Cost of sales (a)	$000	$3,096	n/a

Pounds sold (b)	lb	90,000	n/a

Cost per pound sold (a ÷ b)	$/lb	$34.40	n/a

Our Outlook for 2014

In January 2014, production head grade continued to exceed technical projections averaging levels of 219 mg/l U3O8. All primary plant and disposal systems were functioning including both disposal wells and dryers. During January, 80,396 pounds of U3O8 were captured within the Lost Creek plant. Of those, 34,063 pounds were packaged in drums and 65,607 pounds of the drummed inventory were shipped to the conversion facility where 40,000 pounds were sold to utility customers under existing long-term contracts.

In mid-January, maintenance of existing systems commenced to improve plant efficiencies based on lessons learned throughout the commissioning process. Plant systems up to and including the product dryers were operated during the maintenance program, but at reduced rates. The maintenance is anticipated to be completed in late February or early March, after which time the systems will again be available to operate at full production levels. Production rates in the first quarter of 2014 are therefore projected to be slightly lower than the planned annual rate.

During the year, we expect to produce approximately 1.0 million pounds of U3O8. Based on the long-term contracts we have in place, we expect to sell approximately one third of the production into those fixed price contracts. The remainder of the sales will be at existing spot prices unless additional contract sales are put in place. Production costs are expected to be consistent with past results and technical projections, and the total cost per pound sold is expected to decrease between 5% and 15% as production and sales quantities rise to targeted rates.

Pathfinder Mines Acquisition

In 2012, we executed a Share Purchase Agreement to acquire Pathfinder Mines Corporation (“Pathfinder”) from an AREVA Mining affiliate for $13,250,000. In December of 2013 the agreement was renegotiated, reducing the cash consideration by 50% while introducing a 5% production royalty under certain market conditions. The transaction closed on the revised terms and the Company satisfied the closing cash requirements by paying the seller $5.3 million in addition to the escrow amount of $1.3 million paid in 2012.

As a part of the Pathfinder acquisition, we now own the Shirley Basin and Lucky Mc mine sites from which Pathfinder and its predecessors historically produced more than seventy-one million pounds of uranium. Historic reports of Pathfinder indicate that both properties contain remaining historic resources, although the resources are not yet compliant with NI 43-101. We believe that the resources at Shirley Basin are suitable for low cost in-situ recovery methods comparable and complementary to our Lost Creek project. Efforts in 2014 will be made to calculate an NI 43-101 compliant resource for Shirley Basin and to begin environmental baseline studies that will form the basis for our applications for permits and licenses for production activities at the project. In addition, the existing tailings facility at Shirley Basin is one of the few remaining facilities in the United States that is licensed to receive and dispose of byproduct waste material from other in-situ mines. We have assumed the operation of the disposal facility and are accepting deliveries under several existing contracts.

Ending Financial Condition

The Company ended the year with a cash and cash equivalents balance of $1.6 million. In addition, the Company held an accounts receivable balance of $5.8 million from our December sales which was subsequently paid to the Company in January 2014. Our uranium product inventory at year end was valued at $2.1 million.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., the projected cash flow and internal rate of return for the Lost Creek Project; anticipated completion of a technical report on the Shirley Basin property) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at sedar.com and sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.